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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
            File Reports Under Section 13 and 15(d) of the Securities
                              Exchange Act of 1934

                                                  Commission File Number 0-27951

                        SECURITY FINANCIAL BANCORP, INC.

             (Exact name of registrant as specified in its charter)

                   9321 WICKER AVENUE, ST. JOHN, INDIANA 46373
                                 (219) 365-4344

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE

            (Title of each class of securities covered by this Form)

                                      NONE

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)    [ X ]         Rule 12h-3(b)(1)(ii)        [   ]
    Rule 12g-4(a)(1)(ii)   [   ]         Rule 12h-3(b)(2)(i)         [   ]
    Rule 12g-4(a)(2)(i)    [   ]         Rule 12h-3(b)(2)(ii)        [   ]
    Rule 12g-4(a)(2)(ii)   [   ]         Rule 15d-6                  [   ]
    Rule 12h-3(b)(1)(i)    [   ]

         Approximate number of holders of record as of the certification or notice date: 318

         Pursuant to the requirements of the Securities Exchange Act of 1934, Security Financial Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  June 19, 2003        By:    /s/ Lawrence P. Kelley
                                   ---------------------------------------------
                                   Lawrence P. Kelley
                                   President of Security Financial Bancorp, Inc.